EXHIBIT 99.1

ATMI Announces $50 Million Share Repurchase Plan

DANBURY, Conn., Aug. 30, 2010 (GLOBE NEWSWIRE) -- ATMI, Inc. (Nasdaq:ATMI) today announced that its Board of Directors has authorized a discretionary share repurchase program for up to $50 million of ATMI common stock.

Share repurchases under the program may be made from time to time in open market transactions at prevailing market prices, or in privately negotiated transactions. Management will determine the timing and amount of purchases under the program, based upon market conditions or other factors.

The program does not have an expiration date and does not require ATMI to purchase any specific number or amount of shares, and may be cancelled, suspended or reinstated at any time at the Company's discretion and without prior notice.

As of June 30, 2010, ATMI had approximately 31.5 million shares outstanding, and approximately $132 million in cash and marketable securities.

About ATMI

ATMI, Inc. provides specialty semiconductor materials, and high-purity materials handling and delivery solutions designed to increase process efficiencies for the worldwide semiconductor, flat panel, and life sciences industries. For more information, please visit http://www.atmi.com.

ATMI and the ATMI logo, are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries or both.

The ATMI, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5254

Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2010 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing, commercializing and delivering new products; customer-driven pricing pressure; potential loss of key customers; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; ability to protect ATMI's proprietary technology; and other factors described in ATMI's Form 10-K for the year ended December 31, 2009, and other subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

CONTACT:  ATMI, Inc.
          Investor Relations & Corporate Communications
          Dean Hamilton, Director
          203.207.9349, Direct
          203.794.1100 x4202
          dhamilton@atmi.com